SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

☐	Preliminary Proxy Statement	☐	Confidential For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

NOVOSTE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$2,800,000

(5)	Total fee paid:

$330

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No. :

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note

Because of a transmission error in the original filing which resulted in the Schedule 14A cover page being omitted, the attached Additional Soliciting Material is being refiled.

NOVOSTE CORPORATION

4350 International Boulevard

Norcross, Georgia 30093

(770) 717-0904

Time is Short – Your Vote is Important

Please Vote Your BLUE Proxy Card Today

February 23, 2006

Dear Novoste Shareholder:

On March 7, 2006, Novoste will hold a very important special meeting of shareholders. At that meeting, our shareholders will decide the future of our company by considering and voting upon a number of proposals, including a sale of our vascular brachytherapy products business to Best Vascular, Inc. and a dissolution and liquidation of Novoste. Your board of directors has recommended that you vote for all proposals on the BLUE proxy card.

Novoste’s board has thought long and hard about various courses of action that would accompany the sale of our VBT products business. We have thoroughly considered the continuation of Novoste as a public shell with no certain future. Ultimately, the board has concluded that while there is always a possibility that an attractive transaction might be identified that would allow Novoste to continue as an ongoing entity with an operating business, based upon the board’s experience searching for such a transaction for over three years, the likelihood of finding such an attractive transaction is remote in the near term. If Novoste were to continue as a shell company while a lengthy search process is conducted – perhaps over a period of several more years – the board believes that Novoste is likely to continue depleting its remaining cash resources, thereby further reducing shareholder value.

We Believe that Steel Partners’ Statements and Views Are Contrary to the Facts

Steel Partners II, L.P., Steel Partners LLC and Warren G. Lichtenstein, collectively, Steel Partners, while supporting the asset sale transaction, are soliciting proxies in opposition to the dissolution and liquidation proposal. As described below, Steel Partners’ opposition to the dissolution and liquidation is largely predicated upon statements and views regarding the ability of Novoste to engage in a merger transaction in which Novoste’s U.S. federal income tax net operating loss carryforwards, or NOLs, are used to create additional shareholder value. As described in greater detail below, we believe that Steel Partners’ statements and views are contrary to the facts.

Steel Partners would have you believe that there is significant value to Novoste’s NOLs, yet they offer no meaningful response in their proxy materials to the discussion on pages 55-57 of our proxy statement in which we describe why utilization of any substantial portion of our NOLs is highly unlikely. To make perfectly clear the status of these NOLs, we have repeated this disclosure below. Further, Steel Partners states that “there are significant benefits to remaining a public company such as increased liquidity of company stock”, yet they do not acknowledge that upon sale or wind down of our VBT business, our common stock will likely be promptly delisted by Nasdaq, which will have a major negative impact on our common stock’s liquidity. Finally, Steel Partners suggests that there are and will be opportunities for a strategic transaction with another company that will add value for our shareholders. They seem to ignore the major effort put forth by the Novoste board and management team, with the assistance of a highly competent financial advisor, for over three years to look for and evaluate potential transactions. They offer only a vague “there are reasonable business alternatives to be pursued.”

During the time Novoste was seeking and evaluating strategic alternatives, we contacted Steel Partners’ principals and expressly inquired whether they were aware of any potential transaction that could benefit Novoste’s shareholders; however, they did not identify any potential transactions or opportunities.

Steel Partners have publicly asked the board to withdraw the dissolution and liquidation proposal, and have further stated in their mailings to shareholders that its “efforts to defeat the proposed liquidation of Novoste are our first step towards forcing the removal of the incumbent Novoste Board.” We believe that the decision whether to dissolve and liquidate should be made by all shareholders and not decided by only one or two shareholders.

Steel Partners has further complained that the Novoste board did not combine this special meeting with the upcoming special meeting to vote on Steel Partners’ proposal to remove the board, making the unsupportable and inflammatory statement that “the Board has apparently concluded that the issue of wasting shareholder time and expense was not important enough to warrant serious consideration.” In fact, Steel Partners was informed that the reason these two meetings would not be combined into one meeting is because such a combination would have required the March 7, 2006 meeting to be delayed, which would reduce the benefit of the asset sale transaction to shareholders and imperil Novoste’s ability to complete the asset sale transaction – a transaction Steel Partners supports.

Meanwhile, Steel Partners has disclosed that it intends to recoup from Novoste all of its proxy solicitation expenses, which it estimates to be several hundred thousand dollars, without seeking the consent or vote of shareholders. Novoste believes that, just as shareholders should decide whether the company is dissolved and liquidated or becomes a shell company with no operations, shareholders should decide whether Steel Partners should be reimbursed for its proxy solicitation expenses. Steel Partners apparently feels differently.

THE CASE FOR BECOMING A SHELL COMPANY – YOU BE THE JUDGE

In its solicitation materials, Steel Partners has advanced three reasons for opposing dissolution and liquidation: (i) that dissolution and liquidation would extinguish significant Novoste NOLs, (ii) that there are significant benefits to remaining a public company, and (iii) that liquidation may unnecessarily deplete Novoste assets in the event that a liquidating trustee is eventually appointed. If Steel Partners was correct, and Novoste had significant NOLs that could be used to create additional shareholder value by merging Novoste with a profitable operating company looking to obtain public company status, the Novoste board would agree with Steel that dissolution and liquidation would not be in our shareholders’ best interests.

Unfortunately, as described below, Novoste’s NOLs would likely be virtually valueless if Novoste engaged in the type of transaction that Steel Partners suggests Novoste might eventually be able to complete if it becomes a public shell company. As a result, we believe that Steel may be raising shareholder hopes to an unrealistic level regarding the likelihood of any transaction where Novoste’s shareholders would be able to receive value due to Novoste’s NOLs.

Net Operating Losses – They Will Likely Have No Value in an Acquisition

Among the reasons raised by Steel Partners for its opposition to the dissolution and liquidation proposal and the related adjournment proposal is their assertion that the dissolution and liquidation proposal is not in the best interest of our shareholders because it would extinguish Novoste’s NOLs. While Novoste has significant NOLs, the board believes that the possibility of consummating any transaction that would be in the shareholders’ best interests and that would enable Novoste to realize significant economic value from such NOLs is remote. As described below, and on pages 55-57 of our February 1, 2006 proxy statement, there are several provisions of the Internal Revenue Code of 1986, as amended, or the Code, that will substantially eliminate any value that Novoste’s NOLs may offer to any potential merger partner.

As of December 31, 2004, Novoste had reported approximately $63,019,000 of NOLs for U.S. federal income tax purposes in its annual report on Form 10-K for the year ended December 31, 2004. Subsequent to finalizing and filing the federal income tax returns for the year ended December 31, 2004, this estimate was updated to $58,475,000 of NOLs. Such loss carryforwards, if used by Novoste, will expire in 2007 through 2024.

In addition, as of December 31, 2004, Novoste had approximately $14,323,000 of foreign net operating losses related to its European subsidiaries. Additionally, it has approximately $3,142,000 in research and development tax credits that expire in 2008 through 2024 unless utilized earlier. Since December 31, 2004, Novoste has incurred additional losses, and the NOLs have increased further, although the amount of such additional NOLs cannot be determined until Novoste completes the audit of its financial statements and prepares its federal income tax returns for the year ended December 31, 2005.

However, Section 382 of the Code imposes substantial limitations upon a company’s ability to use NOLs to shelter future income for U.S. federal income tax purposes whenever there is an “ownership change” of the company, defined generally as a cumulative shift in the ownership of more than fifty percent of the company’s outstanding stock as a result of transactions or trades (involving 5%-or-greater owners) over any three-year period. When an ownership change occurs, Section 382 limits the amount of the post-ownership-change net income of the corporation that can be sheltered from tax by the pre-ownership-change NOLs. In general, under Section 382, the annual income that can be sheltered by the NOLs cannot exceed the product obtained by multiplying the fair market value of a corporation’s stock by the “adjusted federal long-term rate” applicable at the time the ownership change occurs. The “adjusted federal long-term rate” is an interest rate that is published monthly by the IRS. The rate applicable to ownership changes occurring during March 2006 is 4.36%. Thus, for example, if an ownership change occurred with respect to a corporation whose stock had a value of $10 million, the pre-ownership-change NOLs of the corporation could not shelter from tax more than $436,000 per year of the corporation’s post-ownership-change net income.

There are a number of additional rules under Section 382 that, when applicable, have the effect of reducing further, or eliminating entirely, the amount of income that can be sheltered by NOLs after an ownership change occurs, thereby further reducing or eliminating the value of the NOLs. One such rule provides that, in performing the calculation just described, the value of the corporation’s stock must be reduced by the net value of the nonbusiness assets of the corporation if nonbusiness assets (i.e., assets or cash held for investment) constitute at least one-third of the total assets of the corporation. Thus, if $9 million of the $10 million value of the corporation in the above example consisted of nonbusiness assets, the value of the corporation for purposes of the calculation of the Section 382 limitation would be just $1 million, and the amount of post-ownership-change income that could be sheltered by the NOLs would be only $43,600 per year (i.e., 4.36% of $1 million). In addition, Section 382 provides that, if the corporation does not continue its historical business for at least two years following the ownership change, the Section 382 limitation is zero – i.e., the NOLs cannot be utilized at all.

As of September 17, 2003, trading of Novoste common stock, including by Steel Partners, caused the fifty percent threshold to be exceeded, triggering limitations on the NOLs of Novoste existing as of that date. This limitation is $1.8 million annually, and already constrains Novoste’s ability to utilize $30,371,000 of the total of $58,475,000 of NOLs existing as of December 31, 2004. Subsequent public trading of shares of Novoste common stock by 5%-or-greater owners has not yet caused a further ownership change to occur. However, enough subsequent trading by 5%-or-greater owners has occurred that the board believes that it is likely that any future transaction involving the further issuance of Novoste stock would trigger an additional ownership change, further limiting or effectively eliminating the use of the NOLs. Limitations triggered by a new ownership change would apply to all of Novoste’s existing NOLs, including those that arose prior to the previous ownership change in September 2003.

Although Steel Partners contends that maintaining Novoste as a public company shell would enable Novoste to potentially merge with a profitable company looking to obtain public company status, the board believes that as a practical matter, such a transaction would likely cause an additional ownership change (unless the profitable company’s shareholders did not retain any substantial ownership in the combined company).

The board believes that if an ownership change occurred, Novoste’s NOLs would be of little or no use in sheltering future income from tax because of the Section 382 rules described above. As of February 21, 2006, our common stock had a market value of approximately $10.5 million based upon a closing sale price of

$2.58 per share. Most of Novoste’s assets consist of cash and cash equivalents, and a note receivable, and are likely to be regarded as nonbusiness assets. Furthermore, Novoste does not expect to be in its historic business – the VBT business – for two more years, either because it will have sold that business or will have wound the business down. As a result, the amount of post-ownership-change income that would be eligible to be sheltered by Novoste’s NOLs following an ownership change would be insubstantial and quite possibly would be zero.

The board believes that as a practical matter, these limitations would effectively eliminate Novoste’s ability to engage in a transaction seeking to utilize Novoste’s NOLs if the transaction involved the issuance of Novoste stock (such as a merger with a private company looking to use Novoste’s public company shell).

Similar limitations apply with respect to Novoste’s research tax credits under Section 383 of the Code. In addition, there are significant restrictions imposed by foreign laws on Novoste’s ability to use its foreign NOLs related to its European subsidiaries, each of which has been or is in the process of being dissolved as part of our cost saving efforts and the wind down.

Notwithstanding the above constraints, Novoste’s board has vigorously explored strategic and financial alternatives for Novoste, including potential transactions that might not have the effect of limiting its NOLs (e.g., because they involved the acquisition of profitable operations for cash and/or debt without the use of Novoste’s shares of common stock). In April 2003, we engaged a financial advisor, Asanté Partners, to assist us in our review of the strategic alternatives that were available to us. Between April 2004 and May 2005, Asanté Partners and we identified over 75 businesses as potential candidates for a business combination transaction with us and preliminarily evaluated the merits and likelihood of entering a transaction with each such entity. We and Asanté Partners contacted 67 of those entities to determine their interest in a strategic transaction and held substantial discussions with 10 of those companies. During this time period, we also contacted Steel Partners’ principals and expressly inquired whether they were aware of any potential transaction that could benefit Novoste’s shareholders; however, they did not identify any potential transactions or opportunities.

Based on the practical limitations of Novoste’s NOLs described above and the board’s efforts and experience in attempting to identify a viable strategic transaction, the board believes that the possibility of identifying and successfully consummating a transaction that would effectively utilize Novoste’s current NOLs and be in the Novoste’s shareholders best interests is remote.

Novoste’s Potential Value as a Shell Company – Not What Steel Partners Tells You

Steel Partners has asserted that it believes that there are significant benefits to remaining a public company such as “increased liquidity of company stock, greater access to capital markets and the ability to acquire other companies through stock acquisitions.” It further asserts that “remaining a public company presents a great deal of options to maximize shareholder value such as merging with a private company seeking to reduce its tax liability and obtain public company status.”

As described above, Steel Partners’ arguments appear predicated upon a misunderstanding of the value of Novoste’s tax NOLs in the context of such a merger with a private company. In addition, upon completion of the asset sale transaction or the wind down of the VBT business, Novoste will cease to have an operating business, and we expect to be promptly delisted from Nasdaq, thus negatively impacting the liquidity of our common stock.

Also as described above, Novoste’s board and management team, with the assistance of a highly competent financial advisor, has looked for and evaluated potential strategic transactions for over three years. Based on its experience searching for and evaluating potential transactions, the board believes that while there is always a possibility that an attractive transaction might be identified that would allow Novoste to continue as an ongoing entity with an operating business, the likelihood of finding such an attractive transaction is remote in the near term. If Novoste were to continue as a shell company while a lengthy search process is conducted – perhaps over a period of several more years – the board believes that Novoste is likely to continue depleting its remaining cash resources, thereby further reducing shareholder value.

Liquidating Trust – Much Ado About Nothing

As described in the proxy statement, the plan of dissolution, if approved, would grant the board of directors authority following dissolution to transfer Novoste’s assets to a trust established for the benefit of shareholders. However, at the present time, no such decision has been made, nor should any be inferred.

Furthermore, as a practical matter, the objections raised by Steel to this method of liquidation appear to be much ado about nothing. If the asset sale transaction is approved and completed, Novoste will cease to have any significant operating assets or liabilities, and if the asset sale transaction is not approved and completed, Novoste intends to complete its VBT business wind down. Under either scenario, Novoste expects to have no significant non-cash assets or remaining liabilities at such time. Even if Steel’s assertions regarding the “poor job” that professional trustees do in liquidations in general had merit, the board believes that Steel’s concerns are misplaced in this instance because a Novoste liquidating trustee would likely not be charged with the task of selling any significant assets.

Proxy Statement Updates

ONI Promissory Note

In May 2005, in connection with a merger agreement with ONI Medical Systems, Inc. (ONI), we extended a $3 million unsecured 18-month loan to ONI. Principal and interest on the promissory note of ONI will be due in November 2006 (unless an event of default occurs in the interim period, in which case the note and interest are accelerated). We terminated the merger agreement with ONI on September 26, 2005. As previously disclosed in the February 1, 2006 proxy statement, there can be no assurance that ONI will be able to repay the promissory note in November 2006 in full or at all. As a result, we could recoup little or no value for the promissory note.

During February 2006, a new law was enacted which we believe has the effect of reducing outpatient reimbursement rates for companies such as ONI. This could have the effect of slowing ONI’s business and require faster use of their cash to sustain operations. ONI is a private company and the availability of their financial statements is limited. ONI has not provided us with financial statements for the period ended December 31, 2005. Additionally, they have informed us that, while they had a cash infusion of $7 million in November 2005, they will require further financing during 2006.

Although we have received a non-default confirmation certificate dated January 24, 2006 from ONI, as a result of the above we have determined that we will establish a reserve as of December 31, 2005 for the ONI promissory note, including interest to that date, of approximately $3.1 million in accordance with the requirements of Generally Accepted Accounting Principles.

Notwithstanding the establishment of this reserve, the promissory note may be paid in full at maturity. If the promissory note is not paid in full when due or if prior to the due date a default occurs under the promissory note, it is our intent to seek full collection of all amounts owed to Novoste under the promissory note. If we are unable to collect any amounts owed under the promissory note, our estimate of the amount of cash remaining after the completion of our dissolution and liquidation would be approximately $6.8 million if the asset sale transaction is completed and approximately $5.1 million if the asset sale transaction is not completed.

Potential Litigation Claims

The Company recently received information suggesting that AEA Technology-QSA, GmbH, or AEA, may have breached the October 14, 1999 Agreement between it and the Company by utilizing Novoste’s production line to manufacture a limited quantity of “seed trains” for a third party without having first sought and received the Company’s permission to do so. Under the dispute resolution provisions of that Agreement, there is a mandatory 60-day period during which the parties are required to pursue a voluntary resolution of any dispute. If the Amended and Restated Asset Purchase Agreement is approved by shareholders and the transactions contemplated thereby are completed (including the assignment of the Agreement to Best Vascular, Inc.), the “ownership” of the right to pursue any claim against AEA that the reported facts might support will have been transferred to Best Vascular, Inc. before the expiration of the 60-day period, and thus the Company would be unable to pursue any such claim itself.

At this point, the information available to the Company is insufficient to permit a definitive assessment of (i) whether the alleged conduct occurred, (ii) if so, whether such conduct constituted a breach of the Agreement, and (iii) if a breach did occur, what the scope or size of any remedy would be. However, it is the belief of the Company that, if the reported facts were to give rise to a meritorious claim against AEA, the value of such a claim nonetheless would be significantly lower than the value of the benefits that the Company will realize from the consummation of the Amended and Restated Asset Purchase Agreement.

Update Regarding Estimated Net Economic Benefit of Asset Sale Transaction

As set forth in our proxy statement, based on estimates regarding the assets to be sold, the liabilities to be assumed and the avoidance of certain VBT business wind down expenses, Novoste believed as of the date of the proxy statement that the aggregate amount of net economic benefit of the proposed asset sale transaction to Novoste would be approximately $1.7 million to $3.2 million when compared to the alternative wind down of the VBT business and the abandonment of the asset sale transaction. The $1.5 million difference in the range was attributable to disputes between AEA and Novoste with regard to amounts owed by Novoste to AEA for certain matters relating to inventory, minimum purchase payments and the decontamination and decommissioning costs.

As a result of recent discussions between AEA and Novoste, AEA has advised Novoste on a preliminary basis that it no longer disagrees with Novoste’s position regarding amounts owed by Novoste for inventory and minimum purchase payments and therefore, the amount in dispute is no longer $1.5 million and is instead $500,000. Therefore, Novoste now believes that the aggregate amount of net economic benefit of the proposed asset sale transaction will be approximately $1.7 million to $2.2 million, although there can be no assurance that the actual amount of this benefit will not ultimately be more or less than our current estimates.

Additional Information

Novoste urges shareholders, whether or not they plan to attend the special meeting in person, to sign, date and return Novoste’s BLUE proxy card as soon as possible. For your convenience, we have enclosed a BLUE proxy card. If you either have not voted or have previously voted and would like to change your vote, you may do so by signing, dating and returning the enclosed BLUE proxy card. Novoste shareholders who have questions may call Alfred J. Novak, Novoste’s President and Chief Executive Officer, or Daniel G. Hall, Novoste’s General Counsel, at (770) 717-0904. If you need assistance voting your shares, you should contact Novoste’s proxy solicitor, Morrow & Co., Inc., at (800) 607-0088.

Sincerely,

Alfred J. Novak

President and Chief Executive Officer